Exhibit 14.1

Leiner Health Products Standard of Conduct

#1           Employees will engage only in fair and open competition.

#2           Employees must avoid conflict of interest.

#3           Employees will act with respect and consideration to fellow employees.

#4           Employees will record and report all data and information accurately and honestly.

#5           Employees will perform services and produce products that reflect a high level of quality and safety, and ensuring that our business does not harm the environment.

#6           Employees must protect the company assets and the assets of others entrusted to us against loss, theft and misuse.

You can report violations by calling the Ethics Line 1-877-272-9728

Leiner Health Products Inc.

DEAR FELLOW EMPLOYEE:

Each of us must have a strong commitment to conducting Leiner Health Products business in a lawful and ethical manner.  Our character has rewarded us with an enviable reputation in today’s marketplace, a reputation of integrity, honesty and trustworthiness.  The value of our business can be seriously damaged by conduct that does not meet the standards we have set for ourselves.

In order to help us maintain high standards as we grow, we want to outline Leiner Health Products core principles of ethical and legal business practice for ourselves and those new members of the Leiner Health Products team.  We are committed to making Leiner Health Products the most respected company in our industry for our customers, employees, shareholders, suppliers, and the communities in which we work.  All Leiner Health Products employees have an obligation to comply with those vital standards, which are absolute requirements of our employment with the Company.

The attached booklet outlines Leiner Health Products core principles of ethical and business practice.  Included in this booklet is the hotline number where you may report any activity that may violate the Standard of Conduct. You may do so without fear of reprisal and anonymously if you prefer.

Please read this booklet, complete the certificate in the last page and return it signed as per the instructions.  Retain the booklet in your files for future reference.

Robert M. Kaminski

Chief Executive Officer

Table of Contents

WHY STANDARDS OF CONDUCT?

STANDARD OF CONDUCT #1:
Employees will engage only in fair and open competition.
• Compliance with Law and Regulations
• Antitrust
• Foreign Business Practices
• Political Activities

STANDARD OF CONDUCT #2:
Employees must avoid conflicts of interest.
• Conflict of Interest
• Gratuities

STANDARD OF CONDUCT #3:
Employees will act with respect and consideration to fellow employees.
• Discrimination
• Alcohol and Drugs

STANDARD OF CONDUCT #4:
Employees will record and report all data and information accurately and honestly.

STANDARD OF CONDUCT #5:
Employees will perform services and produce products that reflect a high level of quality and safety, and ensuring that our business does not harm the environment.

STANDARD OF CONDUCT #6:
Employees must protect the company assets and the assets of others entrusted to us against loss, theft and misuse.
• Company Funds
• Proprietary Information

PROCEDURES FOR QUESTIONS AND REPORTS

CERTIFICATE OF COMPLIANCE

Why Standards of Conduct?

Leiner Health Products has established these Standards of Conduct to:

•                  Emphasize our commitment to ethics and compliance with the law;

•     Describe our basic standards of legal and ethical behavior;

•     Increase our employee’s sensitivity to legal and ethical issues;

•                  Provide guidance to employees on the complex ethical and legal issues likely to be encountered in today’s rapidly changing business environment;

•                  Inform employees about procedures for reporting known and suspected violations of standard of conduct or laws.

All Leiner Health Products employees have a duty with respect to the compliance with the Standards of Conduct.  We must be:

•                  Thoroughly familiar with applicable laws and regulations and our Standards of Conduct, and follow them at all times;

•                  Sensitive to situations that could lead us or others to engage in improper actions, and avoid such situations;

•                  Ready to take action against improper behavior by reporting it when encountered.

Leiner Health Products Standards of Conduct fall within the following categories:

#1           Employees will engage only in fair and open competition.

#2           Employees must avoid conflicts of interest.

#3           Employees will act with respect and consideration to fellow employees.

#4           Employees will record and report all data and information accurately and honestly.

#5           Employees will perform services and produce products that reflect a high level of quality and safety, and ensuring that our business does not harm the environment.

#6           Employees must protect the company assets and the assets of others entrusted to us against loss, theft and misuse.

Standard of Conduct #1:
Employees will engage only in fair and open competition.

Compliance with Laws and Regulations

Employees, while acting on behalf of the Company, shall comply with all applicable laws and regulations. Sales and marketing personnel will not make false or exaggerated claims or statements, and will not use any illegal or unethical practice to obtain business.

It is essential for Leiner Health Products to maintain the highest standards of lawful conduct in all its business activities, even though compliance may be burdensome or expensive. Failure to live up to high standards of lawful conduct in business can have a number of adverse consequences: negative publicity can result, business reputation essential to the ability to compete can be severely harmed, and severe civil and criminal penalties can be imposed upon both the Company and the employee.

Antitrust

Employees must comply with Federal and State Antitrust Laws which prohibit exchange of competitive information or agreement with competitors on prices, terms, or conditions of sale, dividing market share and actions that would restrict free competition in the market place.

Antitrust laws prohibit arrangements or exchange of information designed to influence or fix prices or arrange market shares. Examples of prohibited actions are:
	•	Agreeing with a competitor to divide up customers or territories.
	•	Agreeing with a competitor that both companies will jointly cease doing business with a customer unless the customer takes certain actions.
	•	Exchanging any form of competitive information with a competitor.
These kinds of actions can result in criminal penalties both for the individual involved and the Company.

Foreign Business Practices

Employees must comply with the Foreign Corrupt Practices Act that prohibits the payment of money or benefits to foreign government officials for the purpose of gaining or keeping business and obtain favorable action.

At Leiner Health Products, opportunities for international business contacts are increasing through the purchasing of goods and services from foreign vendors, or the expansion of our business contacts to international locations. Provided it is not prohibited by local law and is usual and customary, employees of Leiner Health Products may distribute gifts to governmental officials up to a retail market value of $75 annually to any individual.

Local entertainment of government officials is permissible provided it is usual, customary and reasonable business entertainment consistent with the Company’s Travel and Entertainment Policy. The distribution, directly or indirectly, of any other gifts to, or payment of expenses on behalf of foreign government officials is strictly prohibited unless specific prior written approval is obtained from the CEO or the CFO.

Political Activities	Employees shall not use funds or resources of the Company in support of any political party or candidates for elected office.

It is not appropriate for Leiner Health Products to support a particular political candidate or political party, except under certain limited circumstances allowable under applicable laws. The Company respects and supports the right of all employees to participate in the political process. However, it does not reimburse employees for personal political contributions, nor does it permit employees to campaign on company time or property, nor use company resources for campaign purposes of any nature.

Standard of Conduct #2:
Employees must avoid conflicts of interest.

Conflict of Interest

Employees shall avoid any activity or relationship with persons or entities that would create or might appear to others to create a conflict with the interest of the Company. Employees should not put themselves into a position in which their personal interests and those of the Company are in conflict, or which might interfere with the employee’s ability to perform his or her job as well as possible.

It is essential that employees act in an objective manner, based on sound economic, technical and ethical considerations, when making decisions affecting Leiner Health Products. Any possibility of a conflict between the interests of the Company and the employee’s own personal interests have the potential to affect an employee’s ability to act in the best interests of the Company. To that effect, employees should not have any business, financial or other relationship with suppliers, customers or competitors that might impair or appear to impair the independence of the company. For example, a significant ownership interest (ie. 20% or greater) or substantial management control by an employee or any member of his/her family in a supplier, customer, or third party business with which the Company is doing business or negotiating transactions is a conflict of interest.

Gratuities	Employees shall not accept any form of gratuity, which would tend to affect, or give the appearance of affecting their judgement in the performance of their duties.

Employees shall not give or offer to give gratuities in any form to anyone for the purpose of influencing their judgement in the performance of their duties.

Business decisions must be made objectively, solely on the basis of quality, service, price and similar competitive factors. Money, gifts, gratuities or favors received from or offered that are above nominal value (eg. $75) that could be construed to be related to one’s employment at Leiner Health Products, must be fully disclosed and approved by the CEO or the CFO. Employees whose responsibilities include selling, marketing, transportation, purchasing or leasing of any type for the account of the Company need to exercise particular discretion to avoid a possible conflict of interest.

Commercial bribery is illegal, and the payment or receipt of any business-related bribe is prohibited. An employee should not, directly or indirectly, accept gifts of cash or anything else of value from anyone having or seeking business with the Company, other than non-cash gifts of nominal value (no more than $75) generally used for promotional purposes by the donor. Participation in business-related functions, including acceptance of lunches or meals on occasion, is a normal and acceptable business practice. However, care must be exercised to ensure that such functions are necessary and that their value and frequency are not excessive (eg. weekly invitations from same customer or vendor) under all applicable circumstances. Also, trips of several days length at even partial supplier expense should not be accepted, particularly if there is little or no work involved (eg. U.S. Open Tennis Match, Super Bowl, Master’s Golf Tournament, etc.).

Standard of Conduct #3:
Employees will act with respect and consideration to fellow employees.

Discrimination

Employees shall not discriminate against anyone on any unlawful basis, including sex, race, religion, color, national origin, sexual orientation, age, medical condition, physical or mental disability, HIV or AIDS conditions, marital or family leave status.

The employment relationship is increasingly controlled by legal requirements. Leiner Health Products cannot succeed unless it draws on the skills and strengths of every employee and the communities in which it does business. Each employee has a different and unique background, and the diversity of these backgrounds is one of the strengths of Leiner Health Products. By accepting and valuing diversity, the Company can achieve its goals in an inclusive work environment that allows each employee to contribute to their maximum potential.

Employees have a fundamental responsibility to show respect and consideration for all our fellow employees. Prohibited forms of discrimination include, among other things: favoring one employee over another in hiring, promotion or compensation, on grounds other than qualifications or performance; participating in any form of sexual harassment; or creating an environment hostile to employees, such as telling derogatory jokes that might offend minority groups or others.

Alcohol and Drugs	Employees must comply with the company drug and alcohol policy.

The safety and health of employees and the public and the competitive position of Leiner Health Products depends on having a work force that is free of the poor performance that results from improper use of alcohol or using illegal drugs. The total national cost of alcohol and drug abuse is in the billions of dollars per year. These costs are a result of lost productivity, absenteeism, poor quality control, injuries, ineffective supervision, destruction of property, and thefts caused by the negligence, apathy, and lack of control created by alcohol and drug abuse.

Standard of Conduct #4:
Employees will record and report all data and information accurately and honestly.

Records

Employees with responsibility to initiate, modify or prepare entries in the company accounting records, reports or other business documents shall perform such duties with management’s approval and in conformance with the company’s policies and procedures.

Accurate and reliable records and reports are critical to the corporate decision-making process and to the ability of Leiner Health Products to meet its legal and financial reporting obligations. Improper activities include, among other things, misclassifying expenditures, soliciting either advance or delayed invoices to change timing of expenditures, and altering records to cover up past mistakes. Special emphasis needs to be given to avoiding errors in frequently prepared items, such as bank account reconciliations, inventory cycle counts, expense reports and timesheets. No corporate funds or assets may be used for any unlawful purpose.

Standard of Conduct #5:
Employees will perform services and produce products that reflect a high level of quality and safety and ensuring that our business does not harm the environment.

Quality and Environment	Employees shall take all actions with due regard for product quality, safety and health of other employees and the public, and for the protection of the environment.

One of the highest priorities of Leiner Health Products is to provide a safe and healthy workplace for all employees. Each employee has a responsibility for his or her own safety and health, and that of coworkers and the public affected by work at Leiner Health Products. Maintaining a safe and healthy workplace means staying alert to existing work site conditions, using proper protective equipment, following established safety procedures and using the correct tools and equipment for the job. Employees taking legal drugs that could affect their performance on the job should inform their supervisor, so the correct safety considerations can be made.

The Company takes pride in the quality and value of its products, including meeting all applicable safety standards set by law. It is Company policy not to knowingly produce or distribute for sale any defective product and to minimize as much as possible hazards from products that inherently entail some risk. The reputation and success of our Company has been built upon the performance of our products. Our customers have a right to expect that our products will not endanger their health or safety in any way.

Another high priority for Leiner Health Products is to protect and improve the environment to safeguard health and the quality of life. The Company is committed to doing business in an environmentally responsible manner. Leiner Health Products is subject to numerous laws and regulations designed to protect the environment. Failure to comply with any of these laws and regulations could potentially result in harm to the environment and damage Leiner Health Product’s public image and business reputation. It could also result in severe civil and criminal penalties.

Standard of Conduct #6:
Employees must protect the company assets and the assets of others entrusted to us against loss, theft and misuse.

Company Funds and Property	Employees shall not use any Company property, funds or services for personal benefit and shall not remove or dispose of Company materials, supplies, inventory or equipment without proper authority.

All employees are responsible for the proper use of property over which they have control. Employees must safeguard the funds and property of Leiner Health Products to prevent abuse, loss, theft, or unauthorized personal use. No corporate funds or assets may be used for any unlawful purpose. In addition, no employee should appropriate or make available to others any Company property for a non-Company purpose. Company assets include inventions, trade names, trade styles, artwork, or any innovations conceived or devised by employees during the course of their work in the Company, using Company facilities, proprietary information, and assets.

Proprietary and Confidential Information

Employees shall not use for personal benefit information they obtain on the job that is not readily available to the general public, and they shall not disclose any such information which might damage the interest of the Company and its employees.

For Leiner Health Products to conduct its business successfully, it must protect against unauthorized disclosure and use of proprietary and confidential information. Information is proprietary and confidential if it gives the holder of the information an opportunity to gain advantage over others who do not have it, or if unauthorized disclosure and use could be detrimental to Leiner Health Products, its customers or other business partners. Proprietary and confidential information may include documents and data not belonging to Leiner Health Products. Wrongfully receiving or using this type of information can result in civil or criminal liability. Employees who have access to proprietary and confidential information must be aware of the sensitivity of that information and the importance of the procedures for protecting that information from unauthorized disclosure and use.

Employees must not purchase or sell securities of any company if they have inside information (undisclosed information to the public, which was obtained through the course of employment). Employees must not furnish inside information to others. United States laws prohibit anyone from trading in stock or other securities on insider information or sharing inside information with others.

Procedures for Questions and Additional Information

Every employee at Leiner Health Products should comply with the principles contained in this booklet to avoid any impairment or appearance of impairment, of his or her ability to perform Company duties, as well as to avoid liability for the Company or for the employees involved.

This booklet seeks to communicate the basic Leiner Health Products Standards of Conduct. The right way to protect yourself and Leiner Health Products if you have any doubts about what is proper business conduct is to ask before you act.  If you have any questions about the statements in this booklet, or whether what you are about to do is ethical or legal, contact your supervisor or manager.  In turn, this person may refer matters of policy interpretation to the Director of Human Resources - East, and in matters of potentially serious violations of law to the Company’s General Counsel.

In the event that you become aware of any activities that are in direct conflict with the Standard of Conduct outlined in this booklet, you should communicate this immediately to your supervisor or manager, or if you prefer, anonymously at the following toll free number: 877-272-9728

Inserted in the final section is a Certificate of Compliance which all management employees (and those administrative, non-management employees designated by their managers as being in sensitive positions) are required to fill out and sign.

It must be recognized that the Leiner Health Products Standards of Conduct are more than an expression of desire that certain ideals be observed.  Accordingly, employees should be aware that failure to comply with the principles described in this booklet, including the disclosure requirements, may result in disciplinary actions, up to and including termination of employment.  Such terminations, under certain circumstances, may have additional significant financial implications.  These may include, for example, termination of unexercised stock options, cancellation of incentive awards, etc.

Certificate of Compliance

All Leiner Health Products’ employees are required to fill out these two pages and sign the Certificate of Compliance below. The signed Certificate of Compliance is to be returned to the local human resources office, where it will be kept on file.  In the event you are not in compliance at this time, or are not certain, or believe that any part of the Standard of Conduct does not pertain to you for some reason, you should discuss the matter with your manager or department head and attach a memorandum to your certificate explaining the situation.

I have received, read and understand the Leiner Health Products Inc. Standard of Conduct set forth in this booklet. In addition:

I certify that to the best of my knowledge, information and belief, I am not engaged in any actions that could be considered as violating the Code of Conduct of Leiner Health Products Inc., except as indicated below. (Write “NONE” if appropriate.)

To the best of my knowledge, information and belief, neither I nor any member of my family has any interest or connection, or has within the past year engaged in any activity, that constitutes a conflict of interest as this term is described in the Code of Conduct, except as indicated below. (Write “NONE” if appropriate.)

	Signature:		Date:

Please print the following information:

Name

Position

Department

Location

☐	I have attached a memorandum of exceptions to the Certificate, with details of exceptions to Leiner Health Products Standard of Conduct.

	Signature:		Date:

Standards of Conduct

Please indicate your compliance status by marking your answers below.

Employees will engage only in fair and open competition.	☐	In compliance
• Compliance with Laws and Regulations
• Antitrust	☐	Non-Compliance
• Foreign Business Practices
• Political Activities

Employees must avoid conflicts of interest.	☐	In compliance
• Conflict of Interest
• Gratuities	☐	Non-Compliance

Employees will act with respect and consideration to fellow employees.	☐	In compliance
• Discrimination
• Alcohol and Drugs	☐	Non-Compliance

Employees will record and report all data and information accurately and honestly.	☐	In compliance

	☐	Non-Compliance

Employees will perform services and produce products that reflect a high level of quality and safety, and ensuring that our business does not harm the environment.	☐ ☐	In compliance Non-Compliance

Employees must protect the company assets and the assets of others entrusted to us against loss, theft and misuse.	☐	In compliance
• Company Funds	☐	Non-Compliance
• Proprietary Information